                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       Contact:    James H. Moss
---------------------                                   Chief Financial Officer
                                                        (717) 909-2247

WAYPOINT FINANCIAL ANNOUNCES FIRST QUARTER RESULTS AND DECLARES REGULAR QUARTERLY DIVIDEND

Harrisburg, Pennsylvania (April 17, 2003) Waypoint Financial Corp. (Nasdaq/NM:WYPT) today announced net income of $11.4 million or $.34 per share for the first quarter ended March 31, 2003. The $.34 per share represents a 9.7% increase over net income of $.31 per share for each of the quarters ended March 31, 2002 and December 31, 2002.

         Waypoint also announced that the Board of Directors declared at its meeting on April 16, 2003 a regular quarterly cash dividend of $.11 per share to shareholders of record as of May 1, 2003. The dividend will be paid on May 15, 2003. The indicated annual rate of $.44 per share is a 10.0% increase over the 2002 dividend payments.

         "Waypoint started 2003 with a good earnings quarter," said Charles C. Pearson, Jr., Waypoint Financial Chairman and CEO, "and we are pleased to share the proceeds of our strong financial performance with our investors in the form of increased dividends."

         Continuing, Mr. Pearson commented on recent expansions of Waypoint's insurance and banking lines of business. "The privately-held firm of e3 Consulting, Inc., based in Mechanicsburg, Pennsylvania, joined the Waypoint family on April 1st and will do business as Waypoint Benefits Consulting, part of the Waypoint Insurance Group. This acquisition enhances Waypoint's service capabilities for our business customers and adds an important component in Waypoint's comprehensive approach to financial services. During the quarter, we also introduced personal insurance ventures in long-term care, homeowners and auto insurance products."

         Mr. Pearson also commented on the March opening of a new branch in Dillsburg, which increased Waypoint's presence in the fast-growing northern tier of York County, Pennsylvania. Additionally, "our entre into the State College, Pennsylvania market is proceeding ahead of our original projections, confirming that our formula as a large but locally-owned community bank will resonate well in this fast growing Central Pennsylvania market." Looking forward, Pearson said that Waypoint will actively seek opportunities to expand its core banking and insurance businesses.

         Mr. Pearson also noted that the company remains focused on effective capital management strategies. Waypoint repurchased approximately 2.2 million shares during the first quarter of 2003, representing 6.4% of shares outstanding at the beginning of the year. Waypoint's Board of Directors on February 20th announced a fifth repurchase program to acquire up to an additional 1.6 million shares, of which about 1.4 million remained to be acquired as of March 31, 2003. Waypoint also issued an additional $15 million in trust preferred securities during the quarter in part to support share repurchases as well as other capital management activities.

         Waypoint Financial Corp. is a $5.6 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 60 branches. Waypoint Bank operates 52 branches in Dauphin, York, Lancaster, Cumberland, and Lebanon counties in southcentral Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to its 120,000 household and business customers.

         Following is a summary of selected financial data for the most recent five fiscal quarters.

SELECTED RATIOS AND OTHER DATA (UNAUDITED)

                                                                      As of or for the three months ended
                                                ------------------------------------------------------------------------------
                                                  March,          December,       September,          June,           March,
                                                   2003             2002             2002             2002             2002
                                                ----------       ----------       ----------       ----------       ----------
Basic income per share                               $0.35            $0.32            $0.35            $0.35            $0.31
Diluted income per share                             $0.34            $0.31            $0.34            $0.34            $0.31
Return on average equity                             10.32%            9.21%           10.49%           10.74%            9.52%
Return on average assets                              0.85%            0.79%            0.94%            0.98%            0.88%
Net interest margin (tax
   equivalent)                                        2.47%            2.52%            2.56%            2.51%            2.58%
Noninterest income divided by
   average assets                                     0.70%            0.57%            0.87%            0.98%            0.55%
Noninterest expense divided by
   average assets                                     1.63%            1.67%            1.66%            1.64%            1.58%
Efficiency ratio                                     54.55%           57.99%           51.55%           49.73%           53.32%
Effective income tax rate                            27.56%           25.07%           28.61%           28.83%           28.39%
Diluted average equivalent shares               33,113,095       34,629,428       35,972,374       37,233,968       37,716,101
Book value per share                                $12.93           $13.16           $13.08           $12.84           $12.39
Stockholders equity to total assets                   7.54%            8.42%            7.95%            9.05%            8.93%



SELECTED FINANCIAL CONDITION DATA (UNAUDITED, AMOUNTS IN THOUSANDS)


                                                                             As of the periods ended
                                             -----------------------------------------------------------------------------------
                                               March,           December,         September,           June,            March,
                                                2003              2002              2002               2002              2002
                                             ----------        ----------         ----------        ----------        ----------
Total assets                                 $5,602,738        $5,425,013         $5,873,322        $5,301,777        $5,256,703
Loans receivable, net                         2,338,478         2,310,106          2,357,862         2,361,565         2,378,293
Loans held for sale, net                         33,666            30,328             13,656            15,563            39,679
Marketable securities                         2,913,329         2,792,112          3,216,270         2,647,394         2,567,573
Deposits                                      2,452,834         2,453,390          2,545,515         2,542,776         2,570,907
Borrowings                                    2,531,514         2,414,480          2,341,638         2,171,775         2,158,313
Stockholders' equity                            422,481           456,671            467,215           480,035           469,168

SELECTED OPERATING DATA (UNAUDITED, AMOUNTS IN THOUSANDS)


                                                          For the three month periods ended
                                      ---------------------------------------------------------------------------
                                       March,          December,       September,         June,           March,
                                        2003             2002             2002            2002             2002
                                      -------          -------          -------          -------          -------
Interest income                       $65,809          $69,510          $69,987          $69,854          $71,783
Interest expense                       35,337           38,524           39,459           39,791           40,139
                                      -------          -------          -------          -------          -------
Net interest income                    30,472           30,986           30,528           30,063           31,644
Provision for loan losses               2,421            2,085            3,085            3,585            2,085
                                      -------          -------          -------          -------          -------
Net interest income after
   provision for loan losses           28,051           28,901           27,443           26,478           29,559
Noninterest income                      9,429            7,712           11,325           12,745            7,214
Noninterest expense                    21,767           22,442           21,576           21,287           20,718
                                      -------          -------          -------          -------          -------
Income before taxes                    15,713           14,171           17,192           17,936           16,055
Income tax expense                      4,331            3,552            4,919            5,171            4,558
                                      -------          -------          -------          -------          -------
Net income                            $11,382          $10,619          $12,273          $12,765          $11,497
                                      =======          =======          =======          =======          =======


DISCUSSION OF OPERATING RESULTS

         Net income totaled $.34 per share for the first quarter ended March 31, 2003, a 9.7% increase over net income of $.31 per share for the quarter ended March 31, 2002. For the current quarter, return on equity and return on assets were 10.32% and .85%, respectively, versus 9.52% and .88% for the quarter ended March 31, 2002. Net income for the current quarter was $11.4 million versus $11.5 million for the comparable prior quarter.

         Net interest income before provision for loan losses totaled $30.5 million for the quarter ended March 31, 2003, down from $31.6 million recorded during the quarter ended March 31, 2002. This decrease in net interest income primarily reflects the decrease in interest margin on earning assets over the past twelve months as market interest rates steadily declined to the lowest levels in over four decades. Waypoint also increased its provision for loan losses to $2.4 million for the current quarter relative to $2.1 million recorded for the quarter ended March 31, 2002 in response to strong growth in Waypoint's commercial and consumer loan portfolios and to reflect current economic uncertainty.

         The net interest margin ratio (tax-equivalent) was 2.47% for the quarter ended March 31, 2003, as compared to 2.58% for the quarter ended March 31, 2002 and 2.52% for the linked quarter ended December 31, 2002. During 2002 and the first quarter of 2003, historically-low mortgage loan interest rates have prompted rapid mortgage loan refinancing. This lowering rate environment, along with an asset-sensitive interest rate risk position, resulted in asset yield decreases that have outpaced decreases in deposit and borrowing rates. See Table 3 which appears later in this release for a detailed schedule of Waypoint's average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint's net interest income.

         During the current quarter, Waypoint revised certain categories of noninterest income as they appear on the Consolidated Statements of Income to more effectively differentiate the primary sources of Waypoint's revenue. Amounts have been reclassified for all periods presented in this report.

         Noninterest income was $9.4 million for the quarter ended March 31, 2003, up $2.2 million or 30.6% from $7.2 million for the quarter ended March 31, 2002 and up $1.7 million or 22.1% from $7.7 million for the linked quarter ended December 31, 2002. Notable changes in the quarter ended March 31, 2003 versus the quarter ended March 31, 2002 included:

         o Banking service and account fees totaled $3.4 million, up $.6 million on increased monthly service charges, commercial deposit fees and increased overdraft and NSF fees.

         o        Financial services fees totaled $2.0 million, up $.1 million.
                  Within this category, insurance fees were $1.2 million, up $.3 million on increased title insurance and property and casualty insurance sales. Trust fee income also increased by $.1 million. These increases were partly offset by a decrease of $.3 million in retail brokerage fees on decreased sales of alternative investment products.

         o Residential mortgage banking income totaled $1.3 million, up $.6 million. Within this category, net gains on the sale of loans totaled $1.9 million, up $.9 million on historically-high refinancing activity during the current quarter. Increases in loan selling gains were partially offset by a $.3 million increase in net loss on loan servicing. The rapid refinancing of mortgage loans serviced for others resulted in decreased servicing revenue and increased expense from the amortization of capitalized loan servicing rights. Waypoint also recorded a negative valuation adjustment of $.2 million in the current quarter due to a decline in the fair value of mortgage loan servicing rights.

         o Gains on securities and derivatives were $1.9 million in the current quarter, up $1.5 million. During the comparable prior quarter, Waypoint recognized a $1.8 million loss on the fair value of an interest rate swap that did not qualify for hedge accounting treatment.

         o        Other totaled a net loss of $.3 million, down $.5 million.
                  Losses from low income housing partnerships increased $.9 million, although these partnership losses were substantially offset by tax credits and deductions totaling $.7 million that were applied to reduce corporate income tax expense during the quarter.

         During the current quarter, Waypoint revised certain categories of noninterest expense as they appear on the Consolidated Statements of Income to refine the aggregation of certain expense classifications and to eliminate the presentation of expense categories that are not considered material for disclosure purposes. Amounts have been reclassified for all periods presented in this report.

         Noninterest expense was $21.8 million for the quarter ended March 31, 2003, up $1.1 million or 5.3% from $20.7 million for the quarter ended March 31, 2002, but down $.6 million or 2.7% from $22.4 million for the linked quarter ended December 31, 2002. Notable changes in the quarter ended March 31, 2003 relative to the quarter ended March 31, 2002 included:

         o Salaries and benefits expense totaled $11.3 million, up $.2 million. Increases for annual merit raises, staffing increases in the banking group and increased benefits expense for health insurance and employer matching contributions for Waypoint's defined contribution retirement plan ("401K plan") were partially offset by increased cost deferrals on higher consumer loan origination volume.

         o Occupancy expense increased $.4 million on increased utilities, repairs and maintenance expenses associated with the recent harsh winter conditions.

         o Amortization of intangible assets was down $.3 million as identified intangible assets associated with certain Maryland branches became fully amortized in September, 2002.

         o Other noninterest expense totaled $3.0 million, up $.4 million from the comparable prior quarter. Loan expenses were up $.2 million on increased portfolio and origination volume. Charitable contributions were also up $.2 million. Waypoint received educational tax credits in the current quarter that offset most of the increase in contributions expense.

         Income tax expense for the current quarter totaled $4.3 million, or an effective tax rate of 27.6% on income before taxes of $15.7 million. This compares to income taxes of $4.6 million and an effective tax rate of 28.4% for the quarter ended March 31, 2002. The improvement in the effective tax rate resulted primarily from increased tax credits recognized on low income housing partnership investments and educational contributions.

DISCUSSION OF FINANCIAL CONDITION

         Waypoint's total assets increased to $5.603 billion during the quarter ended March 31, 2002 from $5.425 billion at December 31, 2002. This increase included advance purchases of securities totaling $100.9 million that were made to partly offset anticipated prepayments on mortgage backed securities and a related tightening of supply for acceptable instruments. This temporary increase in the marketable securities portfolio is expected to be reduced by prepayments during the second quarter of 2003.

         Waypoint continued to increase the weighting of commercial and consumer loans in the loan portfolio during the quarter ended March 31, 2003. Commercial loans increased $58.1 million or 6.3% and consumer and other loans increased $103.3 million or 15.2%. Waypoint attributes the substantial growth in the consumer loan portfolio primarily to a special program for home equity loans that was implemented to mitigate the effects of rapid mortgage prepayments. This program also contributed to growth in low cost savings and transaction deposits. Residential mortgage loans decreased $132.6 million or 18.4% as Waypoint continued to sell substantially all residential mortgage originations and prepayments continued at a historically high level on mortgage loans held in portfolio. Waypoint's loan portfolio is presented in Table 1 which appears later in this report.

         Waypoint's deposit portfolio remained at approximately $2.453 billion as of March 31, 2003. Within the deposit portfolio, Waypoint experienced substantial growth in its lower-cost savings and transaction deposits, which increased a combined $101.0 million or 16.0%. Time deposits and money market accounts decreased a combined $101.5 million or 5.6 % as Waypoint continued to manage its cost of funds by allowing these higher cost retail deposits to run off. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

         Waypoint's portfolio of customer repurchase agreements totaled $51.7 million at March 31, 2003, down from $59.5 million as of December 31, 2002. Waypoint offers this investment product to its commercial customers as part of a broad range of products and services targeted to this profitable market segment. Customer repurchase agreements represent a lower-cost source of funding for Waypoint and are included in borrowings on the Statement of Financial Condition.

         During the quarter ended March 31, 2003, Waypoint completed its third trust preferred security issuance, raising proceeds of $14.7 million that may be used for acquisitions, stock repurchases and other general corporate purposes. Trust preferred securities are aggregated and presented as a long term liability on the Statement of Financial Condition and totaled $43.8 million at March 31, 2003 and $29.1 million at December 31, 2002.

         Waypoint held $422.5 million in stockholders' equity, or 7.54% of total assets at March 31, 2003, down $34.2 million from $456.7 million as of December 31, 2002. This change included increases of $11.4 million in net income and $1.9 million from stock option exercises. Offsetting these increases were stock repurchases of $39.9 million, dividends paid to shareholders totaling $3.7 million and a decrease of $3.9 million in the market value of available-for-sale securities (net of taxes).

DISCUSSION OF ASSET QUALITY

         Non-performing loans totaled $17.8 million or 0.79% of total loans as of March 31, 2003, down from $20.0 million or 0.86% of total loans as of December 31, 2002 and down from $19.5 million or 0.81% as of March 31, 2002. Waypoint's allowance for loan losses increased to $27.9 million or 1.18% of total loans as of March 31, 2003, as compared to $27.5 million or 1.18% of total loans as of December 31, 2002 and $23.7 million or 0.99% of total loans at March 31, 2002. Net loan charge-offs as a percentage of average loans outstanding totaled .34% on an annualized basis for the quarter ended March 31, 2003, up from 0.22% for the linked quarter ended December 31, 2002 and up from 0.24% for the quarter ended March 31, 2002. Waypoint attributes this increase in loan charge-offs specifically to certain commercial credits and does not believe the increase reflects a broader trend in the loan portfolio. See Tables 5, 6 and 7 which appear later in this release for more information on asset quality.



                                    - more -

                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition



                                                                           March 31,           December 31,
                                                                             2003                  2002
                                                                          -----------           -----------
                                                                                     (Unaudited)
                                                                          (All dollar amounts in thousands)
Assets
Cash and cash equivalents                                                 $   118,989           $    96,088
Marketable securities available-for-sale                                    2,913,329             2,792,112
Loans receivable, net                                                       2,338,478             2,310,106
Loans held for sale, net                                                       33,666                30,328
Loan servicing rights                                                           2,389                 3,167
Investment in real estate and other joint ventures                             18,381                14,811
Premises and equipment, net of accumulated
   depreciation of $40,984 and $41,062                                         48,837                48,826
Accrued interest receivable                                                    25,598                26,585
Goodwill                                                                       10,302                10,302
Other intangible assets                                                         1,556                 1,676
Income taxes receivable                                                          --                      72
Other assets                                                                   91,213                90,940
                                                                          -----------           -----------
   Total assets                                                           $ 5,602,738           $ 5,425,013
                                                                          ===========           ===========

Liabilities and Stockholders' Equity
Deposits                                                                  $ 2,452,834           $ 2,453,390
Other borrowings                                                            2,531,514             2,414,480
Escrow                                                                          4,239                 3,348
Accrued interest payable                                                       12,524                10,295
Postretirement benefit obligation                                               2,309                 2,310
Deferred tax liability                                                          3,420                 6,106
Income taxes payable                                                            3,815                  --
Other liabilities                                                             125,773                49,311
                                                                          -----------           -----------
   Total liabilities                                                        5,136,428             4,939,240
                                                                          -----------           -----------

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding junior subordinated debentures of
   Waypoint ("Trust Preferred Securities")                                     43,829                29,102

Preferred stock, 10,000,000 shares authorized but unissued
Common stock, $ .01 par value, authorized 100,000,000 shares,
   40,677,839 shares issued and 32,665,309 outstanding
   at March 31, 2003, 40,502,372 shares issued
   and 34,702,206 shares outstanding at December 31, 2002                         406                   404
Paid in capital                                                               317,557               315,636
Retained earnings                                                             256,848               249,177
Accumulated other comprehensive income                                          7,781                11,710
Employee stock ownership plan                                                 (14,460)              (14,460)
Recognition and retention plans                                                (6,977)               (6,977)
Treasury stock, 8,012,530 shares at March 31, 2003
   and 5,800,166 shares at December 31, 2002                                 (138,674)              (98,819)
                                                                          -----------           -----------
    Total stockholders' equity                                                422,481               456,671
                                                                          -----------           -----------
    Total liabilities and stockholders' equity                            $ 5,602,738           $ 5,425,013
                                                                          ===========           ===========



                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                        Consolidated Statements of Income

                                                                    Three Months Ended March 31,
                                                                    ----------------------------
                                                                      2003               2002
                                                                    --------           --------
                                                                            (Unaudited)
                                                                  (All dollar amounts in thousands,
                                                                       except per share data)
Interest Income:
  Loans                                                             $ 37,394           $ 43,224
  Marketable securities and interest-earning cash                     28,415             28,559
                                                                    --------           --------
       Total interest income                                          65,809             71,783
                                                                    --------           --------

Interest Expense:
  Deposits and escrow                                                 14,484             18,968
  Borrowed funds                                                      20,853             21,171
                                                                    --------           --------
       Total interest expense                                         35,337             40,139
                                                                    --------           --------

       Net interest income                                            30,472             31,644
Provision for loan losses                                              2,421              2,085
                                                                    --------           --------
       Net interest income after provision for loan losses            28,051             29,559
                                                                    --------           --------

Noninterest Income:
  Banking service and account fees                                     3,389              2,830
  Financial services fees                                              2,045              1,987
  Residential mortgage banking                                         1,303                702
  Bank-owned life insurance                                            1,146              1,203
  Gain on securities and derivatives, net                              1,873                324
  Other                                                                 (327)               168
                                                                    --------           --------
      Total noninterest income                                         9,429              7,214
                                                                    --------           --------

Noninterest Expense:
  Salaries and benefits                                               11,317             11,047
  Equipment expense                                                    1,771              1,770
  Occupancy expense                                                    1,922              1,562
  Marketing                                                            1,091                998
  Amortization of intangible assets                                      120                490
  Outside services                                                     1,267              1,080
  Communications and supplies                                          1,326              1,222
  Other                                                                2,953              2,549
                                                                    --------           --------
     Total noninterest expense                                        21,767             20,718
                                                                    --------           --------

  Income before income taxes                                          15,713             16,055
  Income tax expense                                                   4,331              4,558
                                                                    --------           --------
      Net Income                                                    $ 11,382           $ 11,497
                                                                    ========           ========

  Basic earnings per share                                          $   0.35           $   0.31
                                                                    ========           ========
  Diluted earnings per share                                        $   0.34           $   0.31
                                                                    ========           ========


TABLE 1 - LOANS RECEIVABLE, NET

                                                  March 31,          December 31,
                                                    2003                2002
                                                 ----------          ----------
Residential mortgage loans:
   One-to-four family                            $  568,914          $  697,505
   Construction                                      19,576              23,636
                                                 ----------          ----------
       Total residential mortgage loans             588,490             721,141
                                                 ----------          ----------

Commercial loans:
   Commercial real estate                           600,529             563,138
   Commercial business                              352,662             332,253
   Construction and site development                 24,048              23,724
                                                 ----------          ----------
       Total commercial loans                       977,239             919,115
                                                 ----------          ----------

Consumer and other loans:
   Manufactured housing                             102,627             106,098
   Home equity and second mortgage                  463,920             360,102
   Indirect automobile                              145,140             138,530
   Other                                             70,660              74,289
                                                 ----------          ----------
       Total consumer and other loans               782,347             679,019

                                                 ----------          ----------
   Loans receivable, gross                        2,348,076           2,319,275
                                                 ----------          ----------

Plus:
   Dealer reserves                                   25,195              25,845
Less:
   Unearned premiums                                     81                  95
   Net deferred loan origination fees                 6,814               7,413
   Allowance for loan losses                         27,898              27,506
                                                 ----------          ----------
Loans receivable, net                            $2,338,478          $2,310,106
                                                 ==========          ==========



TABLE 2 - DEPOSITS

                                                  March 31,         December 31,
                                                    2003                2002
                                                 ----------          ----------
Savings                                          $  261,686          $  250,780
Time                                              1,374,499           1,452,973
Transaction                                         469,287             379,211
Money market                                        347,362             370,426
                                                 ----------          ----------
     Total deposits                              $2,452,834          $2,453,390
                                                 ==========          ==========

TABLE 3 - AVERAGE BALANCE SHEET

                                                                        For the three months ended,
                                            -------------------------------------------------------------------------------------
                                                        March 31, 2003                                 March 31, 2002
                                            -------------------------------------       -----------------------------------------
                                              Average                    Average          Average                       Average
                                              Balance     Interest(2)  Yield/Cost         Balance       Interest (2)  Yield/Cost
                                            -----------   -----------  ----------       -----------     ------------  -----------
                                                                       (Dollar amounts in thousands)
Assets:
Interest-earning assets:
Loans, net (1) (5)                          $ 2,361,672     $ 37,394       6.39%         $ 2,484,813      $ 43,389         6.98%
Marketable securities - taxable               2,625,689       27,082       4.33            2,402,896        27,024         4.50
Marketable securities - tax-free                 93,157        1,800       7.73               94,387         1,960         8.31
Other interest-earning assets                    64,155          163       1.19               56,002           261         1.86
                                            -----------     --------      -----          -----------      --------       ------
Total interest-earning assets                 5,144,673       66,439       5.24            5,038,098        72,634         5.77
                                                            --------      -----                           --------       ------
Noninterest-earning assets                      207,778                                      206,519
                                            -----------                                  -----------
Total assets                                $ 5,352,451                                  $ 5,244,617
                                            ===========                                  ===========

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings deposits                              $ 257,399          314       0.45          $   224,220           696         1.24
Time deposits                                 1,398,769       13,020       3.78            1,502,267        16,217         4.32
Transaction and money market                    766,422        1,141       0.60              811,871         2,047         1.01
Escrow                                            3,866            9       0.89                5,811             8         0.55
Borrowed funds                                2,437,649       20,853       3.41            2,179,470        21,171         3.89
                                            -----------     --------      -----          -----------      --------       ------
Total interest-bearing liabilities            4,864,105       35,337       2.92            4,723,639        40,139         3.40
                                                            --------      -----                           --------       ------
Noninterest-bearing liabilities                  37,910                                       37,910
                                            -----------                                  -----------
Total liabilities                             4,902,015                                    4,761,549
Stockholders' equity                            450,436                                      483,068
                                            -----------                                  -----------
Total liabilities and stockholders' equity  $ 5,352,451                                  $ 5,244,617
                                            ===========                                  ===========

Net interest income - tax-equivalent                          31,102                                      $ 32,495
                                                                                                          ========
Interest rate spread (3)                                                   2.32%                                           2.37%
                                                                          =====                                          ======
Net interest-earning assets                 $   280,568                                  $   314,459
                                            ===========                                  ===========
Net interest margin (4)                                                    2.47%                                           2.58%
                                                                          =====                                          ======
Ratio of interest-earning assets
to interest-bearing liabilities                    1.06 x                                       1.07 x
                                            ===========                                  ===========

Adjustment to reconcile tax-equivalent
net interest income to net interest income                      (630)                                         (851)
                                                            --------                                      --------

Net interest income                                         $ 30,472                                      $ 31,644
                                                            ========                                      ========


(1) Includes net income recognized on deferred loan fees and costs of $633,000 for the three months ended March 31, 2003, and $(262,000) for the three months ended March 31, 2002

(2) Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.


(4) Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)      Includes loans on nonaccrual status and loans held for sale.

TABLE 4 - RATE/VOLUME ANALYSIS OF CHANGES IN TAX-EQUIVALENT NET INTEREST INCOME


                                                    Three Months Ended March 31, 2003
                                                               Compared to
                                                    Three Months Ended March 31, 2002
                                                           Increase (Decrease)
                                               -------------------------------------------
                                               Volume              Rate              Net
                                               -------           -------           -------
                                                      (Dollar amounts in thousands)
Interest-earning assets:
Loans, net                                     $(2,082)          $(3,913)          $(5,995)
Marketable securities - taxable                  2,387            (2,329)               58
Marketable securities - tax-free                   (25)             (135)             (160)
Other interest-earning assets                       33              (131)              (98)
                                               -------           -------           -------
Total interest-earning assets                      313            (6,508)           (6,195)
                                               -------           -------           -------


Interest-bearing liabilities:
Savings deposits                                    90              (472)             (382)
Time deposits                                   (1,060)           (2,137)           (3,197)
Transaction and money market deposits             (110)             (796)             (906)
Escrow                                              (3)                4                 1
Borrowed funds                                   2,379            (2,696)             (317)
                                               -------           -------           -------
Total interest-bearing liabilities               1,296            (6,097)           (4,801)
                                               -------           -------           -------
Change in net interest income                  $  (983)          $  (411)          $(1,394)
                                               =======           =======           =======

TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                           For the Three Months Ended
                                                         -----------------------------
                                                         March 31,           March 31,
                                                           2003                2002
                                                         --------            --------
                                                      (All dollar amounts in thousands)
Balance at beginning of the period                       $ 27,506            $ 23,069
Provision for loan losses                                   2,421               2,085

Charge-offs:
  Residential  mortgage loans                                (220)               (368)
  Commercial loans                                           (977)               (395)
  Consumer and other loans                                 (1,275)             (1,128)
                                                         --------            --------
    Total charge-offs                                      (2,472)             (1,891)
Recoveries:
  Residential  mortgage loans                                  13                  32
  Commercial loans                                            263                 155
  Consumer and other loans                                    167                 224
                                                         --------            --------
     Total recoveries                                         443                 411
                                                         --------            --------
Net charge-offs                                            (2,029)             (1,480)
                                                         --------            --------
Balance at end of period                                 $ 27,898            $ 23,674
                                                         ========            ========
Annualized net charge-offs to average loans                  0.34%               0.24%
Allowance for loan losses as a % of total loans              1.18%               0.99%




TABLE 6 - NON-PERFORMING ASSETS


                                                                 As of            As of
                                                             March 31, 2003   December 31, 2002
                                                             --------------   -----------------
                                                                 (Amounts in thousands)
Non-accrual residential mortgage loans                          $   736           $   792
Non-accrual commercial loans                                      8,078             9,331
Non-accrual other loans                                             117               126
                                                                -------           -------
     Total non-accrual loans                                      8,931            10,249
Loans 90 days or more delinquent and still accruing               8,891             9,743
                                                                -------           -------
     Total non-performing loans                                  17,822            19,992
     Total foreclosed other assets                                  442               505
     Total foreclosed real estate                                   512               492
                                                                -------           -------
Total non-performing assets                                     $18,776           $20,989
                                                                =======           =======

     Total non-performing loans to total loans                     0.79%             0.86%
     Allowance for loan losses to non-performing loans           156.54%           137.59%
     Total non-performing assets to total assets                   0.34%             0.39%


TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                            As of March 31, 2003               As of December 31, 2002
                                         -------------------------          ----------------------------
                                                    (All dollar amounts are in thousands)
                                                         % of Total                           % of Total
                                         Amount           Reserves          Amount             Reserves
                                         ------           --------          ------             --------
Residential mortgage loans              $   997             3.57%           $ 1,201               4.37%
Commercial loans                         18,667            66.91%            19,235              69.93
Consumer and other loans                  5,303            19.01%             4,424              16.08
General                                   2,931            10.51%             2,646               9.62
                                        -------           ------            -------             ------
     Total                              $27,898           100.00%           $27,506             100.00%
                                        =======           ======            =======             ======

         Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe", "expect", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation's operations, pricing, products and services.



                                     - end -